Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Expanded Tech-Software Sector ETF, the iShares® Russell 2000 ETF and the iShares® 20+ Year Treasury Bond ETF due December 13, 2029

Term Sheet to Preliminary Pricing Supplement dated August 20, 2026

Summary of Terms

Issuer:	Bank of Montreal
Market Measures:	The iShares® Expanded Tech-Software Sector ETF, the iShares® Russell 2000 ETF and the iShares® 20+ Year Treasury Bond ETF (each referred to as an “Underlier,” and collectively as the “Underliers”)
Pricing Date*:	September 10, 2026
Issue Date*:	September 15, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the closing value of the lowest performing Underlier on any call date is greater than or equal to its call threshold value, the securities will be automatically called, and on the related call settlement date, investors will receive the face amount plus the call premium applicable to that call date
Call Dates* and Call Premiums:	The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of approximately at least 11.600% per annum (to be determined on the pricing date). See “Call Dates and Call Premiums” on page 2
Call Settlement Date:	Three business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Maturity Payment Amount (per security):

If the securities are not automatically called:

•    if the ending value of the lowest performing Underlier on the final calculation day is less than its starting value, but greater than or equal to its downside threshold value:

$1,000; or

•    if the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Underlier on the final calculation day

Stated Maturity Date*:	December 13, 2029
Lowest Performing Underlier:	For any call date, the “lowest performing Underlier” will be the Underlier with the lowest performance factor on that call date.
Performance Factor:	With respect to an Underlier on any call date, its closing value on such call date divided by its starting value (expressed as a percentage).
Starting Value:	For each Underlier, its closing value on the pricing date
Ending Value:	For each Underlier, its closing value on the final calculation day
Call Threshold Value:	For each Underlier, 82% of its starting value
Downside Threshold Value:	For each Underlier, 70% of its starting value
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and a distribution expense fee of up to 0.075%

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services

Summary of Terms (continued)

CUSIP:	06376M3G7
Material Tax Consequences:	See the preliminary pricing supplement

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date. Not all call dates reflected; reflects only the first, fourteenth and final call dates for illustrative purposes only.

If the securities are not automatically called and the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, you will have full downside exposure to the decrease in the value of the lowest performing Underlier on the final calculation day from its starting value, and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Underlier on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of any Underlier beyond the applicable call premium.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $968.30 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $920.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465926010655/p820262424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums

Call Date	Call Premium†	Call Date	Call Premium†
September 15, 2027	At least 11.600%	November 15, 2028	At least 25.133%
October 15, 2027	At least 12.567%	December 15, 2028	At least 26.100%
November 15, 2027	At least 13.533%	January 16, 2029	At least 27.067%
December 15, 2027	At least 14.500%	February 15, 2029	At least 28.033%
January 18, 2028	At least 15.467%	March 15, 2029	At least 29.000%
February 15, 2028	At least 16.433%	April 16, 2029	At least 29.967%
March 15, 2028	At least 17.400%	May 15, 2029	At least 30.933%
April 17, 2028	At least 18.367%	June 15, 2029	At least 31.900%
May 15, 2028	At least 19.333%	July 16, 2029	At least 32.867%
June 15, 2028	At least 20.300%	August 15, 2029	At least 33.833%
July 17, 2028	At least 21.267%	September 17, 2029	At least 34.800%
August 15, 2028	At least 22.233%	October 15, 2029	At least 35.767%
September 15, 2028	At least 23.200%	November 15, 2029	At least 36.733%
October 16, 2028	At least 24.167%	December 10, 2029 (the “final calculation day”)	At least 37.700%

† to be determined on the pricing date

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called And The Ending Value Of The Lowest Performing Underlier On The Final Calculation Day Is Less Than Its Downside Threshold Value, You Will Lose More Than 30%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In Any Underlier.

•	The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

•	The Securities Do Not Pay Interest.

•	Higher Call Premiums Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underliers

•	Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underliers.

o	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

o	Changes That Affect The Underliers Or The Fund Underlying Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Underliers.

o	We And Our Affiliates Have No Affiliation With The Fund Sponsors Or The Fund Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

o	An Investment Linked To The Shares Of An Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

o	There Are Risks Associated With The Underliers.

o	Anti-dilution Adjustments Relating To The Shares Of The Underliers Do Not Address Every Event That Could Affect Such Shares.

•	The Equity Securities Composing The iShares® Expanded Tech-Software Sector ETF Are Concentrated In The Software Sector.

•	The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The iShares® Russell 2000 ETF.

•	An Investment In The Securities Is Subject To Concentration Risks With Respect To The iShares® 20+ Year Treasury Bond ETF.

•	The Value Of The iShares® 20+ Year Treasury Bond ETF May Be Influenced By Unpredictable Changes In The Markets And Economy Of The United States.

•	The iShares® 20+ Year Treasury Bond ETF Is Subject To Significant Risks, Including Interest Rate-Related And Credit-Related Risks.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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